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FOR IMMEDIATE RELEASE:
March 30, 2001
Contact: Community Banks, Inc
         Eddie L. Dunklebarger
         President & CEO
         (717) 259-9510 or
         (717) 692-4781



     PEOPLES STATE BANK AND GLEN ROCK STATE BANK COMBINATION COMPLETED

Peoples State Bank, East Berlin, Pennsylvania (PSB), a wholly owned bank subsidiary of Community Banks, Inc., (CTY) has announced that the Agreement and Plan of Merger of Glen Rock State Bank and PSB will be completed and effective at the close of business on March 30, 2001. Under the terms of the agreement, shareholders of Glen Rock will receive .900 shares of CTY common stock for each share of Glen Rock outstanding in a tax-free exchange anticipated to be accounted for as a pooling of interests. Glen Rock State Bank will retain its name and operate as a division of Peoples State Bank.

The combination will result in a $1.3 billion financial services organization stretching from the Poconos to the Maryland line. The combined organization will operate 41 community banking offices, more than 80 ATM's and exceed $900 million in deposits and approximately $800 million in net loans. Non-bank subsidiaries of CTY include Community Bank Investments, Inc. and Community Banks Life Insurance Co., Inc. Trust and Financial Services are provided through Community Banks, N.A. and brokerage services are provided via a local third party brokerage company.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the anticipated effects of the merger. The following factors, among others, could cause the actual results of the merger to differ materially from CTY's expectations: the successful integration of Glen Rock State Bank and Peoples State Bank business operations; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CTY does not assume any duty to update forward-looking statements.